Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report included in this Annual Report on Form 10-K, into the Company's previously filed Registration Statements on Form S-3, Form S-8 and Form S-4 (File No. 33-47552, File No. 333-66035, File No. 333-82211 and File No. 333-61564).

ARTHUR ANDERSEN LLP
New York, New York
March 20, 2002